Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Reports Strong Third-Quarter 2009 Results
Company Increases Full-Year Profit Expectations
BEDFORD, Mass., October 21, 2009 – iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter ended September 26, 2009.
“We delivered third-quarter revenue near the top end of our expectations, and earnings per share and Adjusted EBITDA that significantly exceeded our expectations,” said Colin Angle, chairman and chief executive officer of iRobot. “Operating cash flow improved by more than $13 million in the third quarter from a year ago. Year-to-date, we have generated $25 million in operating cash flow and improved our cash position year-over-year by $36 million to nearly $63 million at the end of the third quarter.
“Based on our performance through the first nine months, we are reaffirming our expectations for full-year revenue and increasing our expectations for earnings per share and Adjusted EBITDA,” Angle concluded.
Revenue for the third quarter of 2009 decreased 14.9 percent to $78.6 million, compared with $92.4 million for the same quarter one year ago. Revenue for the first nine months of 2009 decreased 9.2 percent to $196.9 million from $216.9 million for the first nine months of 2008.
Gross margin for the third quarter decreased to 30.8 percent of revenue, compared with 31.3 percent of revenue in the third quarter of 2008. In the first nine months of 2009, gross margin increased to 28.9 percent of revenue, up from 28.0 percent of revenue in the first nine months of 2008.
Earnings per share for the third quarter of 2009 were $0.10, compared with $0.15 for the same period a year ago. For the first nine months of 2009, loss per share improved to $0.07, compared with $0.19 for the same period in 2008.
Adjusted EBITDA was $8.4 million for the third quarter of 2009, compared with $9.5 million in the third quarter of 2008. For the first nine months of 2009, Adjusted EBITDA improved to $8.2 million from a loss of $0.7 million in the first nine months of 2008.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3001, www.irobot.com

Business Highlights
•	International home robot revenue in the third quarter of 2009 increased 55 percent from the third quarter of 2008 and comprised half of total home robot revenue in the quarter.

•	Government & Industrial Robots division received more than $55 million in orders from the U.S. Government during the quarter and has 100 percent visibility on its full-year revenue expectations.

•	In the first nine months of 2009, operating cash flow was $24.6 million, compared with cash used in operations of $0.3 million in the first nine months of 2008, as continued aggressive management led to a $17.9 million reduction of inventory at quarter end versus last year.
Financial Expectations
Management provides the following expectations with respect to the fiscal year and fourth quarter ending January 2, 2010.

Fiscal Year 2009:
Revenue	$295 – $305 million
Adjusted EBITDA	$15 – $18 million
Earnings Per Share	$0.02 – $0.06

Q4 2009:
Revenue	$98 – $108 million
Adjusted EBITDA	$7 – $10 million
Earnings Per Share	$0.09 – $0.13
Third-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fiscal quarter ended September 26, 2009, business outlook, and outlook for future financial performance. Pertinent details include:
Date: Thursday, October 22, 2009
Time: 8:30 a.m. ET
Call-In Number: 719-325-4776
A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available and can be accessed by dialing 719-457-0820, access code 7344142.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, and its government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot Aware® robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3001, www.irobot.com

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding anticipated revenue, Adjusted EBITDA and earnings per share for fiscal year 2009, operations for the fourth quarter of 2009, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, general economic conditions, our dependence on the U.S. federal government and government contracts, market acceptance of our products, changes in government policies or spending priorities, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
This release includes Adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, and non-cash stock compensation. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this press release.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3001, www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Revenue
Product revenue	$69,080	$87,224	$171,380	$198,475
Contract revenue	9,539	5,191	25,515	18,444

Total	78,619	92,415	196,895	216,919

Cost of Revenue
Product revenue	46,415	58,371	116,952	138,948
Contract revenue	8,009	5,114	23,133	17,213

Total	54,424	63,485	140,085	156,161

Gross Margin	24,195	28,930	56,810	60,758
Operating Expense
Research & development	3,159	4,940	10,633	13,631
Selling & marketing	9,514	10,522	27,420	35,451
General & administrative	7,420	7,578	21,915	21,696

Total	20,093	23,040	59,968	70,778

Operating income (loss)	4,102	5,890	(3,158)	(10,020)
Other income (expense), net	112	180	(96)	917

Pre-tax income (loss)	4,214	6,070	(3,254)	(9,103)
Income tax expense (benefit)	1,620	2,218	(1,452)	(4,437)

Net income (loss)	$2,594	$3,852	$(1,802)	$(4,666)

Net income (loss) per common share:
Basic	$0.10	$0.16	$(0.07)	$(0.19)
Diluted	$0.10	$0.15	$(0.07)	$(0.19)

Shares used in Per Common Share Calculations:
Basic	25,025	24,712	24,974	24,614
Diluted	25,670	25,536	24,974	24,614

Stock-based compensation included in above figures:
Cost of product revenue	$267	$184	$758	$554
Cost of contract revenue	139	127	464	300
Research & development	89	131	187	226
Selling & marketing	351	305	1,006	733
General & administrative	1,016	1,090	2,944	2,495

Total	$1,862	$1,837	$5,359	$4,308

iRobot Corporation
Condensed Consolidated Balance Sheet
(unaudited, in thousands)

	September 26,	December 27,
	2009	2008

Assets

Cash and equivalents	$62,747	$40,852
Accounts receivable, net	43,934	35,930
Unbilled revenues	2,537	2,014
Inventory	24,653	34,560
Deferred tax assets	7,295	7,299
Other current assets	4,430	3,340

Total current assets	145,596	123,995
Property, plant and equipment, net	20,401	22,929
Deferred tax assets	4,508	4,508
Other assets	11,877	12,246

Total assets	$182,382	$163,678

Liabilities and stockholders’ equity

Accounts payable	$27,787	$19,544
Accrued expenses	11,672	10,989
Accrued compensation	10,846	6,393
Deferred revenue and customer advances	4,244	2,632

Total current liabilities	54,549	39,558

Long term liabilities	4,122	4,444

Stockholders’ equity	123,711	119,676

Total liabilities and stockholders’ equity	$182,382	$163,678

iRobot Corporation
Consolidated Statement of Cash Flows
(unaudited, in thousands)

	For the three months ended		For the nine months ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Cash flows from operating activities:
Net income (loss)	$2,594	$3,852	$(1,802)	$(4,666)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,289	1,844	6,153	5,135
Loss on disposal of property and equipment	74	12	176	80
Stock-based compensation	1,862	1,837	5,359	4,308
In-process research and development relating to acquisition of Nekton Research LLC	—	200	—	200
Benefit from deferred tax assets	164	—	(347)	—
Non-cash director deferred compensation	33	24	99	71
Changes in operating assets and liabilities — (use) source
Accounts receivable	(12,643)	(21,598)	(8,004)	1,830
Unbilled revenue	922	(82)	(523)	(28)
Inventory	3,985	692	9,907	2,626
Other assets	1,052	1,186	(1,111)	(6,930)
Accounts payable	6,679	7,192	8,243	(13,540)
Accrued expenses	706	1,226	673	1,405
Accrued compensation	3,819	1,481	4,453	3,503
Deferred revenue	1,270	1,755	1,612	1,127
Change in long term liabilities	(107)	(107)	(322)	4,552

Net cash provided by (used in) operating activities	12,699	(486)	24,566	(327)

Cash flows from investing activities:
Purchase of property and equipment	(953)	(1,312)	(3,401)	(13,589)
Purchase of Nekton Research LLC, net of cash received	—	(9,745)	—	(9,745)
Purchases of investments	—	—	—	(29,997)
Sales of investments	—	1,300	—	30,350

Net cash used in investing activities	(953)	(9,757)	(3,401)	(22,981)

Cash flows from financing activities:
Proceeds from stock option exercises	36	176	495	908
Income tax withholding payment associated with restricted stock vesting	(67)	—	(76)	—
Borrowings under revolving line of credit	—	5,500	—	5,500
Tax benefit of excess stock based compensation deductions	43	322	311	680

Net cash provided by financing activities	12	5,998	730	7,088

Net increase (decrease) in cash and cash equivalents	11,758	(4,245)	21,895	(16,220)
Cash and cash equivalents, at beginning of period	50,989	14,760	40,852	26,735

Cash and cash equivalents, at end of period	$62,747	$10,515	$62,747	$10,515

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the nine months ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Revenue by business unit (in thousands):
Home Robots
Product	$44,331	$53,626	$111,253	$125,424
Contract	—	—	—	55
Government & Industrial
Product	24,749	33,598	60,127	73,051
Contract	9,539	5,191	25,515	18,389

	$78,619	$92,415	$196,895	$216,919

Direct Revenue — Home Robots (in thousands)	$5,489	$6,777	$17,178	$22,514
Product Lifecycle Revenue — Government & Industrial (in thousands)	$5,368	$5,977	$14,299	$11,351

International Revenue (in thousands):
Home Robots	$22,017	$14,203	$59,296	$42,784
Government & Industrial	$4,435	$4,360	$8,907	$5,570

Average selling prices for robot units:
Home Robots	$143	$138	$153	$150
Government & Industrial (in thousands)	$122	$87	$100	$96

Gross Margin by business unit (in thousands):
Home Robots	$13,450	$14,867	$33,711	$33,695
Government & Industrial	10,745	14,063	23,099	27,063

	$24,195	$28,930	$56,810	$60,758

Units shipped by business unit:
Home Robots (in thousands)	289	355	664	761
Government & Industrial	159	319	460	645

Government & Industrial Funded Backlog (in thousands)	$71,038	$36,621	$71,038	$36,621

Days sales outstanding	54	48	54	48
Inventory turnover	7.5	5.5	7.5	5.5
Net cash provided by (used in) operating activities (in thousands)	$12,699	$(486)	$24,566	$(327)
Headcount	514	505	514	505

iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the three months ended		For the nine months ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net income (loss)	$2,594	$3,852	$(1,802)	$(4,666)

Interest income, net	(5)	(205)	(41)	(1,034)
Income tax expense (benefit)	1,620	2,218	(1,452)	(4,437)
Depreciation	2,150	1,803	5,763	5,094
Amortization	139	41	390	41

EBITDA	6,498	7,709	2,858	(5,002)

Stock-based compensation expense	1,862	1,837	5,359	4,308

Adjusted EBITDA	$8,360	$9,546	$8,217	$(694)

Use of Non-GAAP Financial Measures
In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.